                             SUB-ADVISORY AGREEMENT

     AGREEMENT made as of the __ day of _______, 2006, by and between MORGAN
STANLEY INVESTMENT MANAGEMENT INC., a Delaware corporation (hereinafter referred to as "MSIM"), and MORGAN STANLEY INVESTMENT MANAGEMENT COMPANY, a corporation organized under the laws of Singapore (hereinafter referred to the "Local
Manager").

                                  WITNESSTETH:

     WHEREAS, Morgan Stanley China A Share Fund, Inc. (the "Fund") is a Maryland
corporation engaged in business as a closed-end management investment company and is registered under the Investment Company Act of 1940, as amended
(hereinafter referred to as the "Investment Company Act"); and

     WHEREAS, MSIM and the Local Manager are engaged principally in rendering investment advisory services and are registered as investment advisers under the
Investment Advisors Act of 1940, as amended; and

     WHEREAS, the Local Manager is the holder of a capital markets services licence for fund management under the Securities and Futures Act (Cap. 289) of
Singapore or is exempt from licensing under the Securities and Futures Act (Cap.
289) of Singapore and is the holder of a financial adviser's license under the
Financial Advisers Act (Cap. 110) of Singapore or is exempt from licensing under the Financial Advisers Act (Cap. 110) of Singapore; and

     WHEREAS, MSIM has been granted QFII status by the CSRC, and has been allocated a Quota of US$200 million by SAFE, as from time to time renewed and/or updated, to invest in A-Shares and other permitted PRC securities; and

     WHEREAS, MSIM has entered into an investment advisory agreement (the
"Advisory Agreement") with the Fund dated _________, 2006, pursuant to which
MSIM provides management and investment and advisory services to the Fund; and

     WHEREAS, the Local Manager is willing to provide investment advisory services to MSIM in connection with the Advisory Agreement and the Fund's investments in the PRC on the terms and conditions hereinafter set forth; and

     NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Local Manager and MSIM hereby agree as follows:

                                   ARTICLE I

                                 Interpretation

     A-SHARES means shares denominated in Renminbi and issued by companies in the PRC and listed on PRC stock exchanges or such other shares issued by companies in the PRC listed on PRC stock exchanges and available for investment by a QFII;

     CSRC means the China Securities Regulatory Commission;

     CSDCC means the China Securities Depositary and Clearing Corporation
Limited;

     INVESTMENT REGULATIONS means the regulations governing the establishment and operation of Quotas in the PRC, including, as at the date of the Agreement:

     (a) Provisional Measures for the Administration of Domestic Securities
Investments of QFIIs (promulgated jointly by the CSRC and the PBOC and effective
1 December 2002);

     (b) Tentative Provisions on the Administration of Foreign Exchange in
Domestic Securities Investments by QFIIs (issued by SAFE and effective on 1
December 2002);

     (c) Implementing Rules for Registration and Settlement of Domestic
Securities Investments in China by QFIIs (issued by CSDCC and effective on 1
December 2002);

     (d) Shanghai Stock Exchange Implementing Rules on Securities Transactions
by QFIIs (issued by the Shanghai Stock Exchange and effective on 1 December
2002);

     (e) Shenzhen Stock Exchange Implementing Rules on Securities Transactions
by QFIIs (issued by the Shenzhen Stock Exchange and effective on 1 December
2002);

     and any amendments which may be made from time to time to any of the above, and to any measures or guidance issued under any of the above, and to all rules and directives made under any such law and regulations in force and all other applicable rules and regulations in force in PRC relevant to MSIM and/or the
Fund;

     PBOC means The People's Bank of China;

     PRC or CHINA means the People's Republic of China (excluding the Hong Kong and Macau Special Administrative Regions and Taiwan);

     QFII means a Qualified Foreign Institutional Investor;

     QUOTA means the PRC foreign investor quota granted to the Adviser pursuant to the Investment Regulations; and

     SAFE means the PRC State Administration of Foreign Exchange, the government agency responsible for matters relating to foreign exchange administration.

                                   ARTICLE II

                           Duties of the Local Manager

     MSIM hereby employs the Local Manager to act as investment adviser to MSIM and to furnish the investment advisory services described below, subject to the broad supervision of MSIM and the Fund, for the period and on the terms and conditions set forth in this Agreement. The Local Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Local Manager and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     The Local Manager shall have the right to solicit information from MSIM and shall provide MSIM with such investment research, advice and supervision as MSIM may from time to time consider

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necessary for the proper supervision of the assets of the Fund; shall furnish continuously an investment program for the Fund and shall make recommendations from time to time as to which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various categories of permitted PRC securities, including but not limited to, A-Shares, convertible bonds, listed warrants, closed-ended funds and open-ended funds in which the Fund invests or cash. Investments in A-Shares and other permitted PRC securities that are governed by the Quota will be subject to the Investment
Regulations and all investments will be subject to any restrictions of the
Articles of Incorporation and By-Laws of the Fund, as they may be amended and/or restated from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objective, investment restrictions as the same are set forth in the currently effective prospectus relating to the shares of the Fund under the Securities Act of 1933, as amended (the
"Prospectus"). The Local Manager shall make recommendations and effect transactions with respect to securities in which the Fund is permitted to invest. The Local Manager shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio securities of the Fund shall be exercised.

     The Local Manager will not hold money on behalf of MSIM or the Fund, nor will the Local Manager be the registered holder of the PRC securities invested by MSIM on behalf of the Fund or be the custodian of documents or other evidence of title.

                                  ARTICLE III

                       Allocation of Charges and Expenses

     The Local Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article II hereof and shall pay all compensation of officers of the Fund and all Directors of the Fund who are affiliated persons of the Local Manager.

                                   ARTICLE IV

                        Compensation of the Local Manager

     For the services rendered, the facilities furnished and expenses assumed by the Local Manager, MSIM shall pay to the Local Manager a fee in an amount to be determined from time to time by MSIM and the Local Manager, but in no event in excess of the amount that MSIM actually received for providing services to the
Fund pursuant to the Advisory Agreement.

                                   ARTICLE V

                  Limitation of Liability of the Local Manager

     The Local Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of sub-advisory services rendered with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article V, the Local Manager shall include any affiliates of MSIM performing services for MSIM contemplated hereby and directors, officers and employees of the Local Manager and such affiliates.

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                                   ARTICLE VI

                         Activities of the Local Manager

     The services of the Local Manager to MSIM are not to be deemed to be exclusive, the Local Manager and any person controlled by or under common control with the Local Manager (for purposes of this Article VI referred to as
"affiliates") being free to render services to others. It is understood that
Directors, officers, employees and shareholders of the Fund are or may become interested in the Local Manager and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Local Manager and its affiliates are or may become similarly interested in the Fund, and that the Local Manager and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.

                                  ARTICLE VII

                 Compliance with Applicable Laws and Regulations

     The Local Manager shall obtain and at all times maintain and comply with the terms of all relevant authorizations, licenses, consents, approvals and registrations and comply with all relevant laws and regulations, necessary for the purpose of performing any of its duties and obligations under this
Agreement. The Local Manager shall inform MSIM as soon as possible if at any time the Local Manager becomes unable to comply with the terms of or maintain any such authorizations, licenses, consents, approvals or registrations.

                                  ARTICLE VIII

                   Duration and Termination of this Agreement

     This Agreement shall become effective as of the date first above written and shall remain in force until the date of termination of the Advisory
Agreement (but not later than two years after the date hereof) and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time, without the payment of any penalty, by MSIM or by vote of a majority of the outstanding voting securities of the Fund, or by the Local Manager, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Advisory Agreement. Any termination shall be without prejudice to the completion of transactions already initiated.

                                   ARTICLE IX

                          Amendments to this Agreement

     This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Directors of the Fund or by the vote of a majority of outstanding voting securities of the Fund and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting callsed for the purpose of voting on such approval.

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                                   ARTICLE X

                          Definitions of Certain Terms

     The terms "vote of a majority of the outstanding voting securities,"
"assignment," "affiliated person" and "interested person" used in this Agreement shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Investment
Company Act.

                                   ARTICLE XI

                                  Governing Law

     This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment
Company Act, the latter shall control.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                           MORGAN STANLEY INVESTMENT MANAGEMENT
                                           INC.

                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:

                                           MORGAN STANLEY INVESTMENT MANAGEMENT
                                           COMPANY

                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:

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